Exhibit 99.1

PondelWilkinson Inc.
1880 Century Park East, Suite 350
Los Angeles, CA 90067

Investor Relations	T	(310) 279 5980
Strategic Public Relations	F	(310) 279 5988
	W	www.pondel.com

	CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
NEWS		(951) 739-6200
RELEASE		Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2016 FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS

--Fourth Quarter Net Sales Rise 16.8 percent to $753.8 million--

--Fourth Quarter Net Income Increases 24.7 percent to $172.9 million--

--Profitability negatively affected by $46.3 million of distribution termination expenses--

Corona, CA – March 1, 2017 – Monster Beverage Corporation (NASDAQ:MNST) today reported financial results for the fourth quarter and fiscal year ended December 31, 2016.

2016 Fourth Quarter

Net sales for the 2016 fourth quarter increased 16.8 percent to $753.8 million, from $645.4 million in the same period last year. Gross sales for the 2016 fourth quarter increased 14.2 percent to $848.8 million, from $743.2 million in the same period last year.  Comparative net and gross sales amounts for the 2015 fourth quarter were negatively impacted by advance purchases made by the Company’s customers due to a pre-announced price increase, effective August 31, 2015 (“Advance Purchases”), on certain of the Company’s Monster Energy® brand energy drinks.  The Company estimates that net and gross sales for the 2015 fourth quarter were reduced by approximately $11.0 million and $12.0 million, respectively, as a result of such Advance Purchases. Net and gross sales for the 2016 fourth quarter, after adjusting the 2015 fourth quarter comparatives for Advance Purchases, increased by 14.8 percent and 12.4 percent, respectively. Unfavorable currency exchange rates reduced net sales by approximately $3.3 million and gross sales by approximately $5.9 million in the 2016 fourth quarter.

Net sales for the Company’s Monster Energy® Drinks segment, which is comprised of the Company’s Monster Energy® drinks, as well as Mutant® Super Soda drinks, increased 17.0 percent to $684.4 million for the 2016 fourth quarter, from $585.1 million for the same period last year.  Net sales for the Company’s Strategic Brands segment, which includes the various energy drink brands acquired from The Coca-Cola

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Company, increased 6.9 percent to $64.5 million for the 2016 fourth quarter, from $60.4 million in the comparable 2015 quarter.  Net sales for the Company’s Other segment, which includes certain products of American Fruits & Flavors sold to independent third parties, were $4.7 million for the 2016 fourth quarter. There were no net sales for the Other segment for the 2015 fourth quarter.

Net sales to customers outside the United States rose to $193.5 million in the 2016 fourth quarter, from $145.3 million in the corresponding quarter in 2015.

Gross profit, as a percentage of net sales, for the 2016 fourth quarter, increased to 66.1 percent from 62.5 percent for the comparable 2015 fourth quarter.

Operating expenses for the 2016 fourth quarter were $246.4 million, compared with $174.9 million in the 2015 fourth quarter. Included in operating expenses were distributor termination expenses of $46.3 million and $3.3 million for the 2016 and 2015 fourth quarters, respectively.

Distribution costs as a percentage of net sales were 3.2 percent for the 2016 fourth quarter, the same as in the 2015 fourth quarter.

Selling expenses as a percentage of net sales for the 2016 fourth quarter were 12.0 percent, compared with 12.9 percent in the 2015 fourth quarter.

General and administrative expenses for the 2016 fourth quarter were $132.2 million or 17.5 percent of net sales, compared with $70.9 million, or 11.0 percent of net sales, for the comparable 2015 fourth quarter.  General and administrative expenses, excluding distributor termination expenses, were 11.4 percent of net sales for the 2016 fourth quarter compared with 10.5 percent of net sales for the comparable 2015 fourth quarter.  Stock-based compensation (a non-cash item) was $12.1 million for the fourth quarter of 2016, compared with $9.0 million in the 2015 fourth quarter.

Operating income for the 2016 fourth quarter increased 10.2 percent to $251.7 million, from $228.4 million in the 2015 fourth quarter.

The effective tax rate for the 2016 fourth quarter was 29.9 percent, compared with 39.5 percent in the same period last year. The decrease in the effective tax rate was due in part to an increase in the domestic production deduction as well as an increase in the stock compensation deduction due to the adoption of new accounting guidance effective January 1, 2016, under which excess tax benefits are recorded in net income. These excess tax benefits were previously recorded in additional paid-in-capital.  The amount of excess tax benefits recorded in income for the 2016 fourth quarter was $13.7 million.

Net income for the 2016 fourth quarter increased 24.7 percent to $172.9 million, from $138.7 million in the same period last year.  Net income per diluted share for the 2016 fourth quarter increased 32.6 percent to $0.30, from $0.22 in the fourth quarter of 2015.  The Company estimates that distributor termination expenses in the 2016 fourth quarter of $46.3 million reduced reported diluted earnings per share by approximately $0.05 per share, after tax.  There was no diluted earnings per share impact of distributor termination expenses, after tax, in the comparable 2015 fourth quarter.

Rodney C. Sacks, Chairman and Chief Executive Officer, said:  “We are pleased to report continued progress on the strategic alignment of our distribution system with Coca-Cola bottlers, both domestically and internationally. In the United States, we continue to see improvements in the quality of our distribution, particularly in the food service channel, and we transitioned distribution of Monster Energy® drinks to the

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Coca-Cola bottlers in Wisconsin early in January 2017.  We transitioned distribution of Monster Energy® drinks to the Coca-Cola bottlers in Brazil, Costa Rica and Panama, as well as in certain other countries during the 2016 fourth quarter.  In China, we continued with launches in Shanghai, Hunan Province, Shenzhen, Guangzhou, Zhanjiang and Hainan in the quarter.  Further launches are planned throughout 2017 in China.  We also launched Monster Energy® drinks in Nigeria early in 2017 and are planning further launches of Monster Energy® drinks in other countries in 2017, including a relaunch in India. We launched Mutant®, our new Super Soda drinks, in certain convenience store chains in late September 2016 and continue to see encouraging early results.  We are planning for additional distribution of Mutant® in 2017. Our 2016 fourth quarter results were impacted by distributor terminations and the strength of the United States dollar,” Sacks added.

2016 Fiscal Year

Net sales for the year ended December 31, 2016 rose 12.0 percent to $3.0 billion, from $2.7 billion for the year ended December 31, 2015. Gross sales for the year ended December 31, 2016 increased 12.2 percent to $3.5 billion, from $3.1 billion for the year ended December 31, 2015.  Unfavorable currency exchange rates reduced gross sales by approximately $31.0 million and net sales by approximately $22.3 million for the year ended December 31, 2016.

Gross profit as a percentage of net sales was 63.7 percent for the year ended December 31, 2016, compared with 60.0 percent for the year ended December 31, 2015.

Operating expenses for the year ended December 31, 2016 were $856.7 million, compared with $900.1 million for the year ended December 31, 2015.

Operating income for the year ended December 31, 2016 was $1.1 billion, compared with $893.7 million for the year ended December 31, 2015.

The effective tax rate for the year ended December 31, 2016 was 34.0 percent, compared with 38.7 percent for the year ended December 31, 2015.

Net income for the year ended December 31, 2016 rose to $712.7 million, from $546.7 million for the year ended December 31, 2015.  Net income per diluted share for the year ended December 31, 2016 increased to $1.19, based on 599.8 million shares outstanding, from $0.95 based on 577.8 million shares outstanding for the year ended December 31, 2015.

Factors Impacting Profitability

The following table summarizes the impact of certain items on net sales and operating income for the three- and twelve-months ended December 31, 2016 and 2015:

(In Thousands)	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Included in Net Sales:
Accelerated recognition of deferred revenue	$750	$-	$5,713	$39,761

Included in Operating Expenses:

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• “modified Dutch auction” stock repurchase expenses	$-	$-	$(1,556)	$-
• American Fruits & Flavors transaction expenses	-	-	(4,483)	-
• The Coca-Cola Company transaction expenses	-	(70)	-	(15,496)
• Distributor termination expenses	(46,337)	(3,342)	(79,751)	(224,000)
• Expenditures related to regulatory matters and litigation concerning the advertising, marketing, promotion, ingredients, usage, safety and sale of the Company’s Monster Energy® brand energy drinks	(5,092)	(5,961)	(19,206)	(17,789)

Gain on sale of the non-energy business	$-	$-	$-	$161,470

Net Impact on Operating Income	$(50,679)	$(9,373)	$(99,283)	$(56,054)

Share Repurchase Program

On February 28, 2017, the Company’s Board of Directors authorized a new repurchase program for the repurchase of up to $500.0 million of the Company’s outstanding common stock.  No availability remained under the previously-authorized share repurchase programs.  The Company expects to make the share repurchases from time to time in the open market or through privately-negotiated transactions, or otherwise, subject to applicable laws, regulations and approvals. The timing of the share repurchases will depend on a variety of factors, including market conditions, and the share repurchases may be suspended or discontinued at any time.

Investor Conference Call

The Company will host an investor conference call today, March 1, 2017, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries.  The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, and Ultra® energy drinks.  The Company’s subsidiaries also develop and market Mutant® Super Soda drinks.  For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect

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of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from The Coca-Cola Company transaction and the American Fruits & Flavors transaction; our ability to introduce and increase sales of both existing and new products; our ability to implement the share repurchase program; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION
FOR THE THREE- AND TWELVE-MONTHS ENDED DECEMBER 31, 2016 AND 2015
(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net sales[1]	$753,765	$645,432	$3,049,393	$2,722,564

Cost of sales	255,652	242,072	1,107,393	1,090,263

Gross profit[1]	498,113	403,360	1,942,000	1,632,301
Gross profit as a percentage of net sales	66.1%	62.5%	63.7%	60.0%

Operating expenses[2]	246,385	174,913	856,662	900,118
Operating expenses as a percentage of net sales	32.7%	27.1%	28.1%	33.1%

Gain on sale of the non-energy business	-	-	-	161,470

Operating income[1,2]	251,728	228,447	1,085,338	893,653
Operating income as a percentage of net sales	33.4%	35.4%	35.6%	32.8%

Other (expense) income, net	(5,002)	1,039	(5,653)	(2,105)

Income before provision for income taxes[1,2]	246,726	229,486	1,079,685	891,548

Provision for income taxes	73,780	90,745	367,000	344,815
Income taxes as a percentage of income before taxes	29.9%	39.5%	34.0%	38.7%

Net income[1,2]	$172,946	$138,741	$712,685	$546,733
Net income as a percentage of net sales	22.9%	21.5%	23.4%	20.1%

Net income per common share:*
Basic	$0.30	$0.23	$1.21	$0.97
Diluted	$0.30	$0.22	$1.19	$0.95

Weighted average number of shares of common stock and common stock equivalents:*
Basic	568,975	608,448	587,874	566,448
Diluted	580,519	617,394	599,819	577,758

Case sales (in thousands) (in 192-ounce case equivalents)	77,966	67,531	320,960	274,621
Average net sales per case[3]	$9.61	$9.56	$9.45	$9.91

¹ Includes $11.7 million and $8.1 million for the three-months ended December 31, 2016 and 2015, respectively, related to the recognition of deferred revenue. Included in the $11.7 million recognition of deferred revenue for the three-months ended December 31, 2016 is $0.7 million related to the accelerated amortization of the deferred revenue balances associated with certain of the Company’s prior distributors who were sent notices of termination during the relevant periods. There was no accelerated amortization of the deferred revenue balances for the three-months ended December 31, 2015.  Includes $40.3 million and $62.8 million for the twelve-months ended December 31, 2016 and 2015, respectively, related to the recognition of deferred revenue. Included in the $40.3 million and the $62.8 million recognition of deferred revenue for the twelve-months ended December 31, 2016 and 2015, respectively, is $5.7 million and $39.8 million related to the accelerated amortization of the deferred revenue balances associated with certain of the Company’s prior distributors who were sent notices of termination during the relevant periods.

2 Includes $46.3 million and $3.3 million for the three-months ended December 31, 2016 and 2015, respectively, related to distributor termination expenses. Includes $79.8 million and $224.0 million for the twelve-months ended December 31, 2016 and 2015, respectively, related to distributor termination expenses.

3Excludes Other segment net sales of $4.7 million and $17.0 million for the three- and twelve-months ended December 31, 2016 representing third-party sales of American Fruits & Flavors as these sales do not have unit case equivalents.

*On October 14, 2016, the Company announced a three-for-one stock split of its common stock to be effected in the form of a 200 percent stock dividend.  The stock dividend was issued on November 9, 2016.  The accompanying consolidated financial statements have been updated to reflect the stock split.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2016 AND DECEMBER 31, 2015
(In Thousands, Except Par Value) (Unaudited)

	December 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$377,582	$2,175,417
Short-term investments	220,554	744,610
Accounts receivable, net	448,051	352,955
The Coca-Cola Company transaction receivable	125,000	125,000
Inventories	161,971	156,121
Prepaid expenses and other current assets	32,562	26,967
Prepaid income taxes	66,550	18,462
Total current assets	1,432,270	3,599,532

INVESTMENTS	2,394	15,348
PROPERTY AND EQUIPMENT, net	173,343	97,354
DEFERRED INCOME TAXES	159,556	140,468
GOODWILL	1,331,643	1,279,715
OTHER INTANGIBLE ASSETS, net	1,032,635	427,986
OTHER ASSETS	21,630	10,874
Total Assets	$4,153,471	$5,571,277

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$193,270	$144,763
Accrued liabilities	79,526	81,786
Accrued promotional allowances	110,237	115,530
Accrued distributor terminations	8,184	11,018
Deferred revenue	41,672	32,271
Accrued compensation	30,043	22,159
Income taxes payable	7,657	2,750
Total current liabilities	470,589	410,277

DEFERRED REVENUE	353,173	351,590

STOCKHOLDERS’ EQUITY:*
Common stock - $0.005 par value; 1,250,000 shares authorized; 623,201 shares issued and 566,566 outstanding as of December 31, 2016; 621,057 shares issued and 608,700 outstanding as of December 31, 2015	3,116	3,105
Additional paid-in-capital	4,051,245	3,989,787
Retained earnings	2,107,548	1,394,863
Accumulated other comprehensive loss	(23,249)	(21,878)
Common stock in treasury, at cost; 56,635 and 12,357 shares as of December 31, 2016 and December 31, 2015, respectively	(2,808,951)	(556,467)
Total stockholders’ equity	3,329,709	4,809,410
Total Liabilities and Stockholders’ Equity	$4,153,471	$5,571,277

*On October 14, 2016, the Company announced a three-for-one stock split of its common stock to be effected in the form of a 200 percent stock dividend.  The stock dividend was issued on November 9, 2016.  The accompanying consolidated financial statements have been updated to reflect the stock split.